UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 21, 2009 (May 20, 2009)
Champion Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

1-9751	38-2743168

(Commission File Number)	(IRS Employer Identification No.)

755 W Big Beaver Rd, Suite 1000, Troy, Michigan	48084

(Address of Principal Executive Offices)	(Zip Code)
(248) 614-8200

(Registrant’s Telephone Number, Including Area Code)
2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On May 20, 2008, Champion Home Builders Co. (“Champion Homes”), a wholly-owned subsidiary of Champion Enterprises, Inc. (the “Company”), the Company and certain additional subsidiaries of the Company entered into a Fifth Amendment and Waiver to the Amended and Restated Credit Agreement (the “Fifth Amendment”) with certain financial institutions and other parties thereto as lenders (the “Lenders”) and Credit Suisse, Cayman Islands Branch (“Credit Suisse”), as Administrative Agent, which modifies the Amended and Restated Credit Agreement, dated as of April 7, 2006, as amended, among Champion Homes, the Company, the Lenders and Credit Suisse, as Administrative Agent (the “Credit Agreement”).
The Fifth Amendment modifies the provisions of Section 8.6 of the Credit Agreement to permit payment by the Company of all remaining principal ($6,716,000) and accrued interest under the Company’s remaining 7 5/8% Senior Notes (the “2009 Notes”), due May 15, 2009. All such remaining principal and interest payments under the 2009 Notes were deposited with the 2009 Note Trustee in full on May 21, 2009.
Other than the Credit Agreement, as amended, there are no material relationships between Credit Suisse or the Lenders and the Company or any of their respective affiliates, other than as follows: (i) the Company and its affiliates may have customary banking relationships with one or more of the Lenders and (ii) affiliates of Credit Suisse have in the past provided investment banking and investment banking-related services to the Company and certain of its subsidiaries, and these entities may continue to do so in the future.
The foregoing description of the Fifth Amendment is qualified in its entirety by reference to the full text of the Fifth Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
Fifth Amendment and Waiver to Amended and Restated Credit Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHAMPION ENTERPRISES, INC.
By:	/s/ PHYLLIS A. KNIGHT
Phyllis A. Knight,
Executive Vice President, Treasurer and Chief Financial Officer

Date: May 21, 2009

Index to Exhibits

Exhibit No.	Description

10.1	Fifth Amendment to Amended and Restated Credit Agreement